Exhibit 99.1

WAIVER AND AMENDMENT

TO CONVERTIBLE PROMISSORY NOTE

This Waiver and Amendment to Convertible Promissory Note (this “Waiver and Amendment”), dated as of January 13, 2021, by and between FirstFire Global Opportunities Fund LLC, a Delaware limited liability company (the “Investor”) and RespireRx Pharmaceuticals Inc., a Delaware corporation (the “Company” and, together with the Investor, the “Parties”). Capitalized terms used and not defined herein have the respective meanings assigned to them in the Note (as defined below).

WHEREAS, the Company issued to the Investor a Convertible Promissory Note, dated July 2, 2020 (the “Note”);

WHEREAS, the Company failed to make amortization payments to the Investor of $30,250.00 on each of November 1, 2020, December 1, 2020, and January 1, 2021, as is required by Section 1.10 of the Note;

WHEREAS, the Company has requested that the Investor waive the requirements of Section 1.10 solely with respect to the payments due on each of November 1, 2020, December 1, 2020 and January 1, 2021;

WHEREAS, the Parties desire to amend Section 1.10 of the Note such that (i) no amortization payment is due as of November 1, 2020, December 1, 2020, or January 1, 2020, (ii) no amortization payment is due on February 1, 2020, and (iii) an amortization payment of $121,000.00 is due on February 28, 2021 unless earlier paid by the Investor’s conversion of the Note, which conversion would take into account any amortization amount due and payable.

WHEREAS, the Company effectuated a 10-for-1 reverse stock split (the “Reverse Split”) on January 5, 2020 without providing prior written notice to the Investor, as appropriate; and

WHEREAS, in consideration of the amendments and waivers set forth herein, the Parties desire to amend Section 1.6(b) of the Note such that no adjustment to the Conversion Price is made in respect of the Reverse Split.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in the Note and this Waiver and Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Waivers. The Investor hereby waives (i) Section 1.10 of the Note, solely with respect to the payments due on each of November 1, 2020, December 1, 2020 and January 1, 2021, such that the Company’s failure to make amortization payments on those dates shall not constitute a breach of any provision under the Note; (ii) Section 1.7 of the Note, such that neither (a) the Company’s failure to give prior written notice to the Investor of the Reverse Split as required nor (b) the delisting of the Company’s common stock by the OTC QB Venture Market, and the related cessation of trading on such market, shall trigger an adjustment to the Conversion Price; (iii) Section 3.14 of the Note, such that the Company’s failure to give required prior written notice to the Investor of the Reverse Split shall not constitute an Event of Default under the Note and (iv) Section 1.6(b) such that the Company’s failure to give required prior notice of the record date of the special meeting of shareholders to approve the Reverse Split shall not constitute a breach of any provision under the Note.

2. Amendments.

(i) Section 1.10 is hereby amended and restated in its entirety to read as follows:

“Amortization Payments. The Borrower shall make the following amortization payments in cash to the Holder towards the repayment of this Note, as provided in the following table:

Payment Date:	Payment Amount:

11/01/2020	$0.00
12/01/2020	$0.00
01/01/2021	$0.00
02/01/2021	$0.00
02/28/2021	$121,000.00
03/01/2021	$30,250.00

Provided, that to the extent that Holder makes a conversion of Principal Amount or interest under this Note into shares of Common Stock at any time during the remaining life of the Note, the dollar amount converted shall reduce the 02/28/21 payment amount until satisfied in full before a conversion reduces the 03/01/2021 payment amount, and shall reduce the 03/01/21 payment amount until satisfied in full before a conversion reduces the amount of interest accrued.”

(ii) Section 1.6(b) is hereby amended to place the following sentence at the end of Section 1.6(b):

“Notwithstanding anything to the contrary herein, no adjustment or provision pursuant to this Section 1.6(b) shall be effected with respect to the reverse stock split effectuated by the Borrower on January 5, 2021, such that the Conversion Price shall remain $0.02 upon the effectuation of such reverse stock split.”

3. Effect of Waiver and Amendment. Except as amended or waived hereby, the existing Note is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect and are hereby incorporated by reference, except as waived, modified, amended and/or restated as set forth herein. In the event of any inconsistency or conflict between the provisions of the Note and this Waiver and Amendment, the provisions of this Waiver and Amendment will prevail and govern. All references to the existing Note shall hereinafter refer to the existing Note as waived and amended by this Waiver and Amendment.

4. Governing Law. This Waiver and Amendment, and the rights and obligations of the parties hereunder, will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

5. Entire Agreement. This Waiver and Amendment constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings between the Parties relating thereto.

6. Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Waiver and Amendment.

7. Counterparts. This Waiver and Amendment may be executed in counterparts and delivered by facsimile or any similar electronic transmission device, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Waiver and Amendment as of the date first written above.

RESPIRERX PHARMACEUTICALS, INC.

By:	/s/ Jeff Eliot Margolis
Name:	Jeff E. Margolis
Title:	SVP, CFO, Treasurer and Secretary

FIRSTFIRE GLOBAL OPPORUNITIES FUND LLC

By:	FirstFire Capital Management, LLC, its Manager

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title: